EXHIBIT 10.20

Letter Agreement with Pall Corporation dated December 10, 2002

December 10, 2002

Pall Corporation

2200 Northern Boulevard

East Hills, New York 11548

Attention: Gilbert P. Weiner, Senior Vice President and General Counsel

Ladies and Gentlemen:

Reference is hereby made to that certain Stock Purchase Agreement dated as of February 19, 1998 by and between V.I. Technologies, Inc., a Delaware corporation (“VITEX”), and Pall Corporation, a New York corporation (“Pall”), as amended by Amendment No. 1 to Stock Purchase Agreement made and entered into as of and effective on August 6, 2002 (as amended, the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

1.	Each of VITEX and Pall acknowledges Pall’s obligation under the Agreement to pay VITEX $4 million in immediately available funds on the tenth business day after the Fourth Closing Trigger Date in consideration of Pall’s purchase of common stock, $.01 par value per share, of VITEX (the “Common Stock”), provided that the Fourth Closing Trigger Date occurs by December 31, 2002. Accordingly, if the Fourth Closing Trigger Date does not occur by December 31, 2002, the ensuing provisions of this letter agreement shall have no further force or effect and Pall shall have no further obligation to purchase additional shares of Common Stock, in a rights offering or otherwise. Notwithstanding that, by virtue of this letter agreement, the Fourth Closing may not be taking place, Vitex shall, within five business days after the occurrence of the Fourth Closing Trigger Date, notify Pall that the Fourth Closing Trigger Date has occurred, such notice to include the date of such occurrence.

2.	VITEX and Pall have discussed (a) VITEX’s plans to commence a rights offering within ninety (90) days of the date hereof (the “Rights Offering”) and (b) the desirability of incorporating Pall’s $4 million purchase of VITEX Common Stock into the Rights Offering. VITEX intends to price the Rights Offering at the Average Market Price, as defined in the Agreement. To illustrate, if the Fourth Closing Trigger Date occurs on December 2, 2002, the price at which shares shall be offered in the Rights Offering shall be the average of the “Market Prices” for the 20 trading days (a trading day shall be a day on which the New York Stock Exchange is open for business) preceding December 16, 2002 (the date on which the Fourth Closing would take place but for this letter agreement). Under this pricing mechanism, Pall will receive the same number of shares of Common Stock by investing $4 million in the Rights Offering as Pall would have received in consideration of the $4 million payment to VITEX under the Agreement.

3.	VITEX hereby waives its right to receive payment from Pall of $4 million in immediately available funds on the tenth business day after the Fourth Closing Trigger Date under the Agreement in consideration of Pall’s purchase of not less than $4 million in Common Stock in the Rights Offering and/or pursuant to paragraph “4” below. This waiver is contingent upon Pall’s purchase of a total of not less than $4 million in Common Stock in the Rights Offering and/or pursuant to paragraph “4” below.

4.	In the event that Pall is unable to purchase $4 million in Common Stock in the Rights Offering because the Rights Offering is oversubscribed or for any other reason, Pall will pay to VITEX, within three (3) business days of the Rights Offering’s closing, the difference between $4 million and the amount already paid by Pall in connection with the Rights Offering. In consideration for this payment, VITEX will issue to Pall Common

Stock under the pricing terms of the Rights Offering; i.e., at the Average Market Price as defined in the Agreement and illustrated in paragraph “2” hereof. In the event that the Fourth Closing Trigger Date occurs by December 31, 2002 and VITEX does not commence the Rights Offering or the Rights Offering is terminated for any reason whatsoever, VITEX will notify Pall of such decision not to commence the Rights Offering or of such termination, as the case may be, and the Fourth Closing shall occur within five (5) business days of such notice, and the pricing for such Fourth Closing shall be determined as if the Fourth Closing had occurred on the tenth business day after the Fourth Closing Trigger Date.

5.	Upon Pall’s purchase of a total of not less than $4 million in Common Stock in the Rights Offering and/or pursuant to Section 4 above, both parties shall be relieved and released of and from their obligations under Sections 1(d) and 2(d) of the Agreement.

6.	All shares of VITEX Common Stock acquired by Pall in the Rights Offering, or otherwise under the terms of this Letter Agreement, will be subject to the same terms and conditions, including all associated rights and obligations, as shares acquired by Pall pursuant to the Agreement, and all such shares of Common Stock shall be considered “Shares,” as defined in the Agreement and all shares issued to Pall pursuant to Section 4 hereof shall be considered “Registrable Shares” for purposes of the Registration Rights Agreement, dated February 19, 1998, among VITEX and the stockholders listed therein; provided, however, that (a) from and after the purchase by Pall of a total of not less than $4 million of Common Stock in the Rights Offering and/or pursuant to paragraph “4” above, the last sentence of Section 5(i) of the Agreement shall be deemed deleted and of no further force or effect and (b) the provisions of Section 5(c) of the Agreement shall not apply to shares purchased by Pall in the Rights Offering.

Unless otherwise specified in this Letter Agreement, all other terms and conditions of the Agreement shall remain unaffected and in full force and effect unless otherwise modified in writing by the parties hereto.

If you are in agreement with the foregoing, please sign and date this Letter Agreement.

Accepted and agreed to:

V.I. Technologies, Inc.		Pall Corporation

By:	/s/ John R. Barr	By:	/s/ Gilbert P. Weiner
	Name: John R. Barr Title: President and CEO		Name: Gilbert P. Weiner Title: Senior Vice President and General Counsel

Date: December 10, 2002		Date: December 10, 2002